UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : December 31, 2007
ARCHSTONE-SMITH OPERATING TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-10272	90-0042860
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

9200 E. Panorama Circle, Suite 400, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)
(303) 708-5959
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 31, 2007, Caroline Brower, the General Counsel, Secretary and an Executive Vice President of Archstone-Smith Operating Trust (the “Operating Trust”), retired. Ms. Brower resigned from her position as General Counsel, Secretary and Executive Vice President of both the Operating Trust and the Operating Trust’s sole trustee, Tishman Speyer Archstone-Smith Multifamily Series I Trust, as successor by merger to Archstone-Smith Trust (“ASN”). Upon her retirement, Ms. Brower is entitled to receive the amounts payable upon a termination of employment pursuant to Section 5 of the change in control agreement entered into between Ms. Brower, the Operating Trust, and ASN, dated as of August 12, 2002, as amended on May 28, 2007 (the “Agreement”). The terms of the Agreement and estimated payments to Ms. Brower pursuant to the Agreement were previously disclosed in ASN’s definitive proxy statement regarding the merger, which was originally filed with the Securities and Exchange Commission (the “Commission”) on July 13, 2007, and in the Operating Trust’s registration statement on Form S-4 (File No. 333-144717), originally filed with the Commission on July 19, 2007. The Operating Trust will pay these amounts to Ms. Brower, which include a lump sum cash amount equal to two times Ms. Brower’s then-current annual salary plus the greater of Ms. Brower’s 2007 target bonus assuming the highest applicable performance targets have been met or the cash bonus earned by Ms. Brower for 2006, a lump sum cash amount equal to Ms. Brower’s 2007 target bonus, medical insurance, life insurance coverage and death benefits during the next two years, up to $15,000 in outplacement services, and gross-up payments for “excess parachute payment” excise taxes.
     The Operating Trust is searching for a replacement for Ms. Brower. Ms. Brower will be available as a consultant and advisor to the Operating Trust upon our request. Ms. Brower will be paid $550 per hour and will be guaranteed a minimum of 15 hours per week.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHSTONE-SMITH OPERATING TRUST
Date: January 2, 2008	By:	/s/ Thomas S. Reif
		Name:	Thomas S. Reif
		Title:	Group Vice President and Associate General Counsel